Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229498

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated March 8, 2019)

REPRO MED SYSTEMS, INC.

11,101,697 shares of common stock

This prospectus supplement No. 9 supplements and amends the prospectus dated March 8, 2019, as supplemented by prospectus supplement No. 1, dated April 29, 2019, as further supplemented by prospectus supplement No. 2, dated May 7, 2019, prospectus supplement No. 3, dated May 8, 2019, prospectus supplement No. 4, dated June 27, 2019, prospectus supplement No. 5, dated July 2, 2019, prospectus supplement No. 6, dated August 7, 2019, prospectus supplement No. 7, dated September 4, 2019 and prospectus supplement No. 8, dated October 1, 2019 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-229498). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2019 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate solely to 11,101,697 shares of REPRO MED SYSTEMS, INC. common stock, par value $0.01 per share, which we refer to as our common stock, which may be offered for sale from time to time by the stockholders named under the heading “Selling Stockholders” in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, including any supplements or amendments thereto. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is currently listed on the OTCQX under the symbol “REPR.” The closing price of our common stock as reported on the OTCQX on October 9, 2019, was $3.52.

Investing in our common stock involves risks, and you should not invest unless you can afford to lose your entire investment. See the section entitled “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 14, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 14, 2019

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, $0.01 par value	REPR	OTCQX

ITEM 8.01 OTHER EVENTS.

Repro Med Systems, Inc. d/b/a RMS Medical Products (the “Company”) is filing this Current Report on Form 8-K to report that its common stock has been approved for listing and is expected to begin trading on the NASDAQ Capital Market on October 17, 2019 under the existing symbol “REPR.”

On October 14, 2019, the Company issued a press release announcing the events set forth in this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 14, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: October 14, 2019	By:	/s/ Karen Fisher
Karen Fisher Chief Financial Officer and Secretary

Exhibit 99.1

FOR IMMEDIATE RELEASE

RMS MEDICAL PRODUCTS TO COMMENCE TRADING ON NASDAQ

CHESTER, NY – October 14, 2019 - Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) (“RMS Medical” or “the Company”) today announced that its common stock has been approved for listing and is expected to begin trading on the NASDAQ Capital Market on October 17, 2019 under the current symbol “REPR”. The Company’s common stock will continue to trade on the OTCQX until market close on October 16, 2019.

“This NASDAQ listing is a significant milestone and a reflection of our growth and evolution as a publicly traded company,” said Don Pettigrew, President and CEO. “We believe that this listing will help to elevate the Company’s profile, expand our shareholder base, enhance trading efficiency, and support the pursuit of our long-term goals and objectives.

“Our Freedom infusion system is widely accepted as the preferred means of subcutaneous delivery of immunoglobulin therapies, and we are committed to broadening our product portfolio with solutions that optimize therapeutic efficacy, promote compliance, and improve the overall patient experience. We reported record net sales for the first two quarters of 2019 and believe that our strengthened management team and board of directors, proactive operating strategy, and multiple industry tailwinds leave us well-positioned to continue to grow and maximize shareholder value.”

About RMS Medical Products

RMS Medical Products develops, manufactures and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information about RMS Medical, please visit https://www.rmsmedicalproducts.com.

Forward-Looking Statements

The statements contained herein include prospects, statements of future expectations and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties, identified by words such as “expect” and “believe”. Actual results, performance or events may differ materially from those expressed or implied in such forward-looking statements. Factors that may cause actual results to differ materially from current expectations and other risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC and the Company’s website. The Company undertakes no obligation to update any forward-looking statements.

Contacts:

The Equity Group Inc.
Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
mailto: dsullivan@equityny.com	kahl@equityny.com